Exhibit 99.1

                     MakeMusic! Inc. Appoints New Directors

     MINNEAPOLIS--(BUSINESS WIRE)--Sept. 28, 2004--MakeMusic! Inc. (Nasdaq:MMUS), a leader in music education technology, announced today that its Board of Directors, in a meeting held September 23, 2004, appointed two new members, Ronald B. Raup and John C. Bergstrom. The appointment of Messrs. Raup and Bergstrom became effective September 23, 2004.
     With over thirty years of experience in the music product industry, Mr. Raup is currently Vice President of Brook Mays Music Company, the largest full line music product retailer in the United States. Prior to this, Mr. Raup was employed at MakeMusic! as its President and Chief Operating Officer. Mr. Raup also held senior executive positions with Yamaha Corporation of America and was the top ranking American on that company's board of directors. He has been active in promoting active music making and has served on the boards of various music oriented associations such as NAMM, the international music products association, and the World Economic Summit.
     Mr. Bergstrom is a partner with RiverPoint Investments working with selected companies, advising them on financial, organizational, strategy and governance matters. He currently serves on the board of directors of Dolan Media Co.; Peoples Educational Holdings, Inc.; Instrumental Inc.; Mall Marketing Media, LLC; Linkup Inc.; Tecmark, Inc. Mr. Bergstrom is primarily focused on working with information-based companies including education, information services, publishing, and media businesses.
     "We are very pleased to have these two gentleman join our Board of Directors at this important stage of the Company," stated Bill Wolff, Chief Executive Officer. "With our SmartMusic practice system now having grown to over 30,000 subscriptions, we expect to leverage Ron and John's experience and expertise to continue and accelerate that growth."
     Mr. Raup will chair the governance committee and will serve on the audit committee. Mr. Bergstrom will chair the compensation committee and will serve on the audit and governance committees.

     About MakeMusic! Inc.

     MakeMusic!(R) Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale(R), the world's best-selling music notation software, and SmartMusic(R), the complete music practice system that features Intelligent Accompaniment(R) and the world's largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

     CONTACT: MakeMusic! Inc., Minneapolis
              Bill Wolff, 952-906-3640
              bwolff@makemusic.com